Exhibit 99.1

WYNDHAM HOTELS & RESORTS REPORTS
STRONG FOURTH QUARTER AND FULL-YEAR 2022 RESULTS

Company Exceeds Top End of Full-Year Outlook
Grows Development Pipeline by 12%
Increases Quarterly Dividend by 9% and Provides Full-Year 2023 Outlook
PARSIPPANY, N.J., February 15, 2023 - Wyndham Hotels & Resorts (NYSE: WH) today announced results for the three months and year ended December 31, 2022. Highlights include:
•Global RevPAR grew 15% compared to fourth quarter 2021 in constant currency, a 300 basis point improvement sequentially, representing 116% of 2019 levels; full-year global RevPAR grew 20% year-over-year in constant currency.
•U.S. RevPAR grew 5% compared to fourth quarter 2021, a 300 basis point improvement sequentially, representing 115% of 2019 levels; full-year U.S. RevPAR grew 12%.
•System-wide rooms grew 4% year-over-year, including 1% in the U.S. and 9% internationally.
•Development pipeline grew 12% year-over-year, including 170 new construction projects added for the Company's ECHO Suites Extended Stay by Wyndham brand since launch in March.
•Hotel Franchising segment revenues grew 12% compared to fourth quarter 2021 and 16% for the full-year.
•Diluted earnings per share of $0.63 and net income of $56 million for the quarter; full-year diluted earnings per share of $3.91 and net income of $355 million.
•Adjusted diluted earnings per share of $0.72 and adjusted net income of $64 million for the quarter; full-year adjusted diluted earnings per share of $3.96 and adjusted net income of $360 million.
•Adjusted EBITDA of $126 million for the quarter and $650 million for the full-year, which exceeded our full-year outlook of $636 million to $644 million.
•Net cash provided by operating activities of $399 million and free cash flow of $360 million for the full-year.
•Returned $561 million to shareholders for the full-year through $445 million of share repurchases and quarterly cash dividends of $0.32 per share.
•Board of Directors recently authorized a 9% increase in the quarterly cash dividend to $0.35 per share beginning with the dividend expected to be declared in first quarter 2023.

"We are incredibly proud of our team's ability to close out 2022 with RevPAR and adjusted EBITDA results that exceeded our outlook. Our development pipeline increased sequentially for the 10th consecutive quarter reflecting robust developer interest in our brands for both conversion and new construction opportunities despite the broader macro-economic climate," said Geoffrey A. Ballotti, president and chief executive officer. "Given the continued occupancy recovery across the globe and infrastructure business growth in 2023, we are enthusiastic about the opportunities that lie ahead and our ability to deliver outstanding value to our shareholders, guests, franchisees and team members."

Fourth Quarter 2022 Operating Results

Fee-related and other revenues was $310 million compared to $314 million in fourth quarter 2021, which included $38 million from the Company's select-service management business and owned hotels - both of which were exited in the first half of 2022. On a comparable basis, fee-related and other revenues increased 12% year-over-year primarily reflecting global RevPAR growth and higher license fees.

The Company generated net income of $56 million, or $0.63 per diluted share, compared to $48 million, or $0.52 per diluted share, in fourth quarter 2021. The increase in net income was primarily due to higher adjusted EBITDA in the Company's hotel franchising segment, partially offset by the impact from the exit of the Company's select-service management business and owned hotels. Adjusted EBITDA was $126 million compared to $131 million in fourth quarter 2021, which included a $12 million contribution from the Company's select-service management business and owned hotels - both of which were exited in the first half of 2022. On a comparable basis, adjusted EBITDA increased 6% year-over-year reflecting higher fee-related and other revenues, partially offset by an unfavorable timing impact from the marketing fund and the inflationary impact on expenses, both of which were anticipated.
Full reconciliations of GAAP results to the Company's non-GAAP adjusted measures for all reported periods appear in the tables to this press release.
System Size

	Rooms
	December 31, 2022	December 30, 2021	YOY Change (bps)
United States	493,800	490,600	70
International	348,700	319,500	910
Global	842,500	810,100	400
The Company's global system grew 4%, reflecting 1% growth in the U.S. and 9% growth internationally. As expected, these increases included strong growth in both the higher RevPAR midscale and above segments in the U.S. and the direct franchising business in China, which grew 4% and 10%, respectively, as well as 80 basis points of growth globally and 200 basis points internationally from the acquisition of the Vienna House brand in September 2022. The Company also achieved its goal of a retention rate above 95% for the full-year 2022.

RevPAR

	Fourth Quarter 2022	YOY Constant Currency % Change	Constant Currency % Change vs. 2019
United States	$45.96	5%	15%
International	31.44	46	23
Global	39.86	15	16
Fourth quarter global RevPAR grew by 15% in constant currency compared to 2021 reflecting 5% growth in the U.S. and 46% internationally. Global RevPAR was 116% of 2019 levels in constant currency, with the U.S. at 115% and international at 123%. The increases compared to both 2021 and 2019 were driven primarily by stronger pricing power.
Fourth Quarter 2022 Business Segment Discussion

	Revenue			Adjusted EBITDA
	Fourth Quarter 2022	Fourth Quarter 2021	% Change	Fourth Quarter 2022	Fourth Quarter 2021	% Change
Hotel Franchising	$303	$270	12%	$138	$128	8%
Hotel Management	31	122	(75)	4	19	(79)
Corporate and Other	—	—	—	(16)	(16)	—
Total Company	$334	$392	(15)	$126	$131	(4)
Hotel Franchising revenues increased 12% year-over-year to $303 million primarily due to the global RevPAR increase and higher license fees. Hotel Franchising adjusted EBITDA of $138 million increased 8% reflecting the growth in revenues, partially offset by the expected unfavorable timing impact from the marketing fund, excluding which Hotel Franchising adjusted EBITDA would have increased 13%.
Hotel Management revenues decreased 75% year-over-year to $31 million, including a $54 million decrease in cost-reimbursement revenues, which have no impact on adjusted EBITDA. Absent cost-reimbursements, Hotel Management revenues decreased $37 million, or 84%, and adjusted EBITDA decreased $15 million, or 79%, reflecting the exit of the Company's select-service management business and owned hotels.
Full-Year 2022 Operating Results
Fee-related and other revenues was $1,354 million compared to $1,245 million in full-year 2021. The Company's select-service management business and owned hotels - both of which were exited in the first half of 2022 - contributed $50 million and $125 million during 2022 and 2021, respectively. On a comparable basis, fee-related and other revenues increased 16% year-over-year primarily reflecting global RevPAR growth and higher license fees.

The Company generated net income of $355 million, or $3.91 per diluted share, compared to $244 million, or $2.60 per diluted share, in full-year 2021. The increase in net income was primarily due to higher adjusted EBITDA in the Company's hotel franchising segment and lower net interest expense, partially offset by the impact from the exit of the Company's select-service management business and owned hotels. Adjusted EBITDA was $650 million compared to $590 million in full-year 2021. The Company's select-service management business and owned hotels - both of which were exited in the first half of 2022 - contributed $18 million and $37 million during 2022 and 2021, respectively. On a comparable basis, adjusted EBITDA increased 14% year-over-year reflecting higher fee-related and other revenues, partially offset by the inflationary impact on expenses.
During full-year 2020, the Company's marketing fund expenses exceeded revenues by $49 million in order to support its owners during COVID. During the full-year 2022, the Company's marketing fund revenues exceeded expenses by $20 million; while in full-year 2021, the Company's marketing fund revenues exceeded expenses by $18 million. As such, the Company has now recovered $38 million of the $49 million of support provided during 2020.
Development
The Company awarded 882 new contracts this year, a 35% increase compared to the 655 contracts awarded during 2021.
On December 31, 2022, the Company's global development pipeline consisted of over 1,700 hotels and approximately 219,000 rooms, of which approximately 73% is in the midscale and above segments (56% in the U.S.). The pipeline grew 12% year-over-year, including 34% growth in the U.S. Approximately 60% of the Company’s development pipeline is international and over 80% is new construction, of which approximately 36% has broken ground. The pipeline includes 170 new contracts awarded for the Company's ECHO Suites Extended Stay by Wyndham brand since its launch in March 2022. In line with development expectations, the first three ECHO Suites hotels broke ground in 2022 and are anticipated to open in the second half of 2023.
Cash and Liquidity
The Company generated $399 million of net cash provided by operating activities and free cash flow of $360 million in the full-year 2022. The Company ended the quarter with a cash balance of $161 million and approximately $900 million in total liquidity. The Company's net debt leverage ratio was 2.9 times at December 31, 2022, just below the Company's 3 to 4 times stated target range.
Share Repurchases and Dividends
During the fourth quarter of 2022, the Company repurchased approximately 1.9 million shares of its common stock for $133 million. For the full-year 2022, the Company repurchased approximately 6.2 million shares of its common stock for $445 million. Since the Company's spin-off in June 2018, it has repurchased 15% of its outstanding common stock.
The Company paid common stock dividends of $28 million, or $0.32 per share, in the fourth quarter of 2022 for a total of $116 million, or $1.28 per share, for the full-year 2022.
For the full-year 2022, the Company returned $561 million to shareholders through share repurchases and quarterly cash dividends.

The Company's Board of Directors authorized a 9% increase in the quarterly cash dividend to $0.35 per share, beginning with the dividend expected to be declared in first quarter 2023.
Full-Year 2023 Outlook
The Company provided the following outlook for full-year 2023:

2023 Outlook
Year-over-year rooms growth	2 - 4%
Year-over-year global RevPAR growth (a)	4 - 6%
Fee-related and other revenues	$1.38 - $1.41 billion
Adjusted EBITDA	$650 - $660 million
Adjusted net income	$337 - $349 million
Adjusted diluted EPS	$3.84 - $3.98
Free cash flow conversion rate (b)	50 - 55%

(a) Outlook represents global RevPAR growth of 6% to 8% compared to 2019.
(b)    Represents the percentage of adjusted EBITDA that is expected to produce free cash flow.
Year-over-year growth rates are not comparable due to the exit of the Company's select-service management business, the sale of its two owned hotels during 2022 and the variability in its marketing funds due to the support that the Company provided to its owners during 2020.
More detailed projections are available in Table 8 of this press release. The Company is providing certain financial metrics only on a non-GAAP basis because, without unreasonable efforts, it is unable to predict with reasonable certainty the occurrence or amount of all of the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.
Conference Call Information
Wyndham Hotels will hold a conference call with investors to discuss the Company’s results and outlook on Thursday, February 16, 2023 at 8:00 a.m. ET. Listeners can access the webcast live through the Company’s website at https://investor.wyndhamhotels.com. The conference call may also be accessed by dialing 800 245-3047 and providing the passcode “Wyndham”. Listeners are urged to call at least five minutes prior to the scheduled start time. An archive of this webcast will be available on the website beginning at noon ET on February 16, 2023. A telephone replay will be available for approximately ten days beginning at noon ET on February 16, 2023 at 800 839-9815.
Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance. The Company uses these measures internally to assess its operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of this press release.
About Wyndham Hotels & Resorts
Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company by the number of properties, with approximately 9,100 hotels across over 95 countries on six continents. Through its network of approximately 843,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 24 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel®, La Quinta®, Baymont®, Wingate®, AmericInn®, Hawthorn Suites®, Trademark Collection® and Wyndham®. The Company’s award-winning Wyndham Rewards loyalty program offers approximately 99 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit www.wyndhamhotels.com. The Company may use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Disclosures of this nature will be included on the Company’s website in the Investors section, which can currently be accessed at www.investor.wyndhamhotels.com. Accordingly, investors should monitor this section of the Company’s website in addition to following the Company’s press releases, filings submitted with the Securities and Exchange Commission and any public conference calls or webcasts.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements related to the Company’s current views and expectations with respect to its future performance and operations, including revenues, earnings, cash flow and other financial and operating measures, share repurchases and dividends and restructuring charges. Forward-looking statements include those that convey management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements and may be identified by words such as “will,” “expect,” “believe,” “plan,” “anticipate,” “intend,” “goal,” “future,” “outlook,” “guidance,” “target,” "objective," “estimate,” “projection” and similar words or expressions, including the negative version of such words and expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions, including inflation, higher interest rates and potential recessionary pressures; the worsening of the effects from the coronavirus pandemic ("COVID-19"); COVID-19's scope, duration, resurgence and impact on the Company’s business operations, financial results, cash flows and liquidity, as well as the impact on the Company’s franchisees, guests and team members, the hospitality industry and overall demand for and restrictions on travel the Company’s continued performance during the recovery from COVID-19 and any resurgence or mutations of the virus concerns with or threats of other pandemics, contagious diseases or health epidemics, including the effects of COVID-19; the performance of the financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising businesses; the Company’s relationships with franchisees; the impact of war, terrorist activity, political instability or political strife, including the ongoing conflict between Russia and Ukraine; the Company’s ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with the covenants thereunder; risks related to the Company’s ability to obtain financing and the terms of such financing, including access to liquidity and capital; and the Company’s ability to make or pay, plans for and the timing and amount of any future share repurchases and/or dividends, as well as the risks described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise.
# # #

Contacts Investors: Matt Capuzzi Senior Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Media: Maire Griffin Senior Vice President, Global Communications 973 753-6590 WyndhamHotelsNews@wyndham.com

Table 1
WYNDHAM HOTELS & RESORTS
INCOME STATEMENT
(In millions, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net revenues
Royalties and franchise fees	$118	$117	$512	$461
Marketing, reservation and loyalty	128	115	544	468
Management and other fees	3	35	57	117
License and other fees	26	19	100	79
Other	35	28	141	120
Fee-related and other revenues	310	314	1,354	1,245
Cost reimbursements	24	78	144	320
Net revenues	334	392	1,498	1,565

Expenses
Marketing, reservation and loyalty	140	123	524	450
Operating	22	39	106	132
General and administrative	35	32	123	113
Cost reimbursements	24	78	144	320
Depreciation and amortization	19	25	77	95
Gain on asset sale, net	—	—	(35)	—
Separation-related	1	—	1	3
Impairments, net	—	6	—	6
Total expenses	241	303	940	1,119

Operating income	93	89	558	446
Interest expense, net	21	22	80	93
Early extinguishment of debt	—	—	2	18

Income before income taxes	72	67	476	335
Provision for income taxes	16	19	121	91
Net income	$56	$48	$355	$244

Earnings per share
Basic	$0.64	$0.52	$3.93	$2.61
Diluted	0.63	0.52	3.91	2.60

Weighted average shares outstanding
Basic	87.8	93.0	90.3	93.4
Diluted	88.3	93.7	90.8	93.9

Table 2
WYNDHAM HOTELS & RESORTS
HISTORICAL REVENUE AND ADJUSTED EBITDA BY SEGMENT

The reportable segments presented below represent our operating segments for which separate financial information is available and is utilized on a regular basis by our chief operating decision maker to assess performance and allocate resources. In identifying our reportable segments, we also consider the nature of services provided by our operating segments. Management evaluates the operating results of each of our reportable segments based upon net revenues and adjusted EBITDA. We believe that adjusted EBITDA is a useful measure of performance for our segments which, when considered with GAAP measures, allows a more complete understanding of our operating performance. We use this measure internally to assess operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Our presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies. During the first quarter of 2021, we modified the definition of adjusted EBITDA to exclude the amortization of development advance notes to reflect how our chief operating decision maker reviews operating performance beginning in 2021. We have applied the modified definition of adjusted EBITDA to all periods presented.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Hotel Franchising
Net revenues
2022	$272	$335	$367	$303	$1,277
2021	209	283	337	270	1,099
2020	243	182	236	202	863
2019	269	331	379	300	1,279
Adjusted EBITDA (a)
2022	$155	$185	$201	$138	$679
2021	105	166	193	128	592
2020	110	86	119	77	392
2019	115	164	197	153	629

Hotel Management
Net revenues
2022	$99	$51	$40	$31	$221
2021	94	123	126	122	466
2020	167	76	101	94	437
2019	197	201	180	190	768
Adjusted EBITDA
2022	$20	$6	$7	$4	$37
2021	5	16	16	19	57
2020	17	(4)	2	(1)	13
2019	16	16	13	21	66

Corporate and Other
Net revenues
2022	$—	$—	$—	$—	$—
2021	—	—	—	—	—
2020	—	—	—	—	—
2019	2	1	1	2	6
Adjusted EBITDA
2022	$(16)	$(16)	$(17)	$(16)	$(66)
2021	(13)	(14)	(15)	(16)	(59)
2020	(18)	(16)	(18)	(18)	(69)
2019	(18)	(19)	(18)	(19)	(74)

Table 2 (continued)
WYNDHAM HOTELS & RESORTS
HISTORICAL REVENUE AND ADJUSTED EBITDA BY SEGMENT

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total Company
Net revenues
2022	$371	$386	$407	$334	$1,498
2021	303	406	463	392	1,565
2020	410	258	337	296	1,300
2019	468	533	560	492	2,053
Net income/(loss)
2022	$106	$92	$101	$56	$355
2021	24	68	103	48	244
2020	22	(174)	27	(7)	(132)
2019	21	26	45	64	157
Adjusted EBITDA (a)
2022	$159	$175	$191	$126	$650
2021	97	168	194	131	590
2020	109	66	103	58	336
2019	113	161	192	155	621

NOTE: Amounts include the results of the Company's Wyndham Grand Bonnet Creek Resort and Wyndham Grand Rio Mar Resort, which were sold in March 2022 and May 2022, respectively, and its select-service management business, which was exited in March 2022, through their sale/exit dates. Amounts may not add across due to rounding. See Table 7 for reconciliations of Total Company non-GAAP measures and Table 9 for definitions.
(a)    Adjusted EBITDA for 2019 and 2020 has been recast to exclude the amortization of development advance notes to be consistent with the presentation adopted in 2021.

Table 3
WYNDHAM HOTELS & RESORTS
CONDENSED CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2022	2021
Operating activities
Net income	$355	$244
Depreciation and amortization	77	95
Gain on asset sale, net	(35)	—
Loss on early extinguishment of debt	2	18
Impairments	—	6
Trade receivables	16	25
Accounts payable, accrued expenses and other current liabilities	14	39
Deferred revenues	22	16
Payments of development advance notes, net	(48)	(30)
Other, net	(4)	13
Net cash provided by operating activities	399	426
Investing activities
Property and equipment additions	(39)	(37)
Proceeds from asset sales, net (a)	263	—
Acquisition of hotel brand	(44)	—
Other, net	(1)	3
Net cash provided by/(used in) investing activities	179	(34)
Financing activities
Proceeds from long-term debt	400	45
Payments of long-term debt	(404)	(574)
Dividends to shareholders	(116)	(82)
Repurchases of common stock	(448)	(107)
Other, net	(16)	5
Net cash used in financing activities	(584)	(713)
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	(4)	(1)
Net decrease in cash, cash equivalents and restricted cash	(10)	(322)
Cash, cash equivalents and restricted cash, beginning of period	171	493
Cash, cash equivalents and restricted cash, end of period	$161	$171

Free Cash Flow:
We define free cash flow to be net cash provided by operating activities less property and equipment additions, which we also refer to as capital expenditures. We believe free cash flow to be a useful operating performance measure to us and investors to evaluate the ability of our operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, our ability to grow our business through acquisitions and investments, as well as our ability to return cash to shareholders through dividends and share repurchases. Free cash flow is not necessarily a representation of how we will use excess cash. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Wyndham Hotels is that free cash flow does not represent the total cash movement for the period as detailed in the condensed consolidated statement of cash flows.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net cash provided by operating activities (b)	$50	$99	$399	$426
Less: Property and equipment additions	(11)	(14)	(39)	(37)
Free cash flow	$39	$85	$360	$389

(a)    Includes proceeds of $179 million, net of transaction costs, received from the Company's sales of the Wyndham Grand Bonnet Creek Resort and the Wyndham Grand Rio Mar Resort and $84 million of proceeds from CorePoint Lodging related to the Company's exit of its select-service management business.
(b)    Fourth quarter year-over-year decline primarily relates to the timing of working capital, the absence of one-time benefits realized in 2021 associated with COVID-19 fee deferrals and higher payments of development advance notes.

Table 4
WYNDHAM HOTELS & RESORTS
BALANCE SHEET SUMMARY AND DEBT
(In millions)
(Unaudited)

	As of December 31, 2022	As of December 31, 2021
Assets
Cash and cash equivalents	$161	$171
Trade receivables, net	234	246
Assets held for sale	—	154
Property and equipment, net	99	106
Goodwill and intangible assets, net	3,131	3,200
Other current and non-current assets	498	392
Total assets	$4,123	$4,269

Liabilities and stockholders' equity
Total debt	$2,077	$2,084
Other current liabilities	386	376
Deferred income tax liabilities	345	366
Other non-current liabilities	353	354
Total liabilities	3,161	3,180
Total stockholders' equity	962	1,089
Total liabilities and stockholders' equity	$4,123	$4,269

Our outstanding debt was as follows:
	As of December 31, 2022	As of December 31, 2021

$750 million revolving credit facility (due April 2027)	$—	$—
$400 million term loan A (due April 2027)	399	—
$1.6 billion term loan B (due May 2025)	1,139	1,541
4.375% senior unsecured notes (due August 2028)	494	493
Finance leases	45	50
Total debt	2,077	2,084
Cash and cash equivalents	161	171
Net debt	$1,916	$1,913

Our outstanding debt as of December 31, 2022 matures as follows:
Amount
Within 1 year	$20
Between 1 and 2 years	26
Between 2 and 3 years	1,173
Between 3 and 4 years	37
Between 4 and 5 years	313
Thereafter	508
Total	$2,077

Table 5
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Year Ended December 31,
	2022	2021	Change	% Change
Beginning Room Count (January 1)
United States	490,600	487,300	3,300	1%
International	319,500	308,600	10,900	4
Global	810,100	795,900	14,200	2

Additions
United States	26,700	25,900	800	3
International (a)	43,700	27,200	16,500	61
Global	70,400	53,100	17,300	33

Deletions
United States	(23,500)	(22,600)	(900)	(4)
International	(14,500)	(16,300)	1,800	11
Global	(38,000)	(38,900)	900	2

Ending Room Count (December 31)
United States	493,800	490,600	3,200	1
International	348,700	319,500	29,200	9
Global	842,500	810,100	32,400	4%

	As of December 31,				FY 2022 Royalty Contribution
	2022	2021	Change	% Change
System Size
United States
Economy	235,800	243,100	(7,300)	(3%)
Midscale and Upper Midscale	239,000	228,900	10,100	4
Upscale and Above	19,000	18,600	400	2
Total United States	493,800	490,600	3,200	1%	85%

International
Greater China	161,100	153,800	7,300	5%	2
Rest of Asia Pacific	30,400	29,000	1,400	5	1
Europe, the Middle East and Africa (a)	79,200	66,100	13,100	20	5
Canada	39,500	39,200	300	1	5
Latin America	38,500	31,400	7,100	23	2
Total International	348,700	319,500	29,200	9%	15

Global	842,500	810,100	32,400	4%	100%

(a)    Includes 6,400 Vienna House rooms acquired in the third quarter of 2022.

Table 5 (continued)
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Three Months Ended December 31, 2022	Constant Currency % Change (a)	Three-Year Basis % Change (b)
Regional RevPAR Growth
United States
Economy	$38.36	2%	21%
Midscale and Upper Midscale	51.27	6	12
Upscale and Above	85.40	7	(10)
Total United States	$45.96	5%	15%

International
Greater China	$11.71	(15%)	(35%)
Rest of Asia Pacific	32.51	60	(9)
Europe, the Middle East and Africa	52.31	68	44
Canada	43.36	31	20
Latin America	59.23	130	116
Total International	$31.44	46%	23%

Global	$39.86	15%	16%

	Three Months Ended December 31,
	2022	2021	% Change
Average Royalty Rate
United States	4.6%	4.6%	—
International	2.0%	2.1%	(10) bps
Global	3.8%	4.0%	(20) bps

	Year Ended December 31, 2022	Constant Currency % Change (a)	Three-Year Basis % Change (b)
Regional RevPAR Growth
United States
Economy	$42.82	8%	15%
Midscale and Upper Midscale	56.33	14	6
Upscale and Above	93.46	26	(8)
Total United States	$50.72	12%	9%

International
Greater China	$13.30	(14%)	(29%)
Rest of Asia Pacific	28.74	48	(19)
Europe, the Middle East and Africa	46.02	104	21
Canada	50.11	52	9
Latin America	43.36	146	65
Total International	$29.05	49%	5%

Global	$41.88	20%	7%

	Year Ended December 31,
	2022	2021	% Change
Average Royalty Rate
United States	4.6%	4.6%	—
International	2.1%	2.1%	—
Global	3.9%	4.1%	(20) bps

(a)     International excludes the impact of currency exchange movements.
(b)     Compares 2022 to 2019; international excludes the impact of currency exchange movements.

Table 6
WYNDHAM HOTELS & RESORTS
HISTORICAL REVPAR AND ROOMS

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Hotel Franchising
Global RevPAR
2022	$33.08	$43.74	$48.61	$39.18	$41.23
2021	$24.02	$35.69	$44.67	$34.77	$34.85
2020	$25.90	$17.05	$28.83	$23.19	$23.74
2019	$33.76	$42.04	$45.23	$34.51	$38.91
U.S. RevPAR
2022	$41.01	$54.70	$58.45	$45.49	$50.00
2021	$29.68	$46.99	$56.38	$42.45	$43.95
2020	$31.43	$23.19	$36.06	$27.28	$29.50
2019	$37.69	$48.65	$51.93	$37.96	$44.09
International RevPAR
2022	$21.05	$26.80	$33.90	$30.16	$28.11
2021	$15.26	$18.21	$26.62	$23.13	$20.86
2020	$17.39	$7.66	$17.39	$16.71	$14.75
2019	$27.56	$31.59	$34.79	$29.15	$30.80
Global Rooms (a)
2022	793,200	799,200	816,300	827,100	827,100
2021	748,700	752,500	758,600	769,400	769,400
2020	769,000	754,700	748,200	746,500	746,500
2019	745,300	751,300	758,400	770,200	770,200
U.S. Rooms
2022	486,600	487,600	488,100	493,500	493,500
2021	452,500	454,200	458,000	465,100	465,100
2020	463,900	460,200	459,600	452,600	452,600
2019	454,900	457,600	460,100	464,600	464,600
International Rooms (a)
2022	306,600	311,600	328,200	333,600	333,600
2021	296,200	298,300	300,600	304,300	304,300
2020	305,100	294,500	288,600	293,900	293,900
2019	290,400	293,700	298,300	305,600	305,600

Hotel Management
Global RevPAR
2022	$56.55	$65.13	$71.54	$68.04	$64.07
2021	$38.17	$56.08	$64.63	$57.57	$53.81
2020	$50.00	$20.67	$34.34	$32.91	$34.67
2019	$63.25	$66.67	$66.65	$59.19	$64.01
U.S. RevPAR
2022	$69.92	$135.35	$126.34	$98.28	$92.66
2021	$42.89	$67.42	$78.27	$66.77	$63.20
2020	$54.35	$23.21	$39.12	$34.14	$37.97
2019	$65.58	$71.61	$70.75	$60.89	$67.32
International RevPAR
2022	$40.26	$40.89	$53.57	$59.49	$48.61
2021	$27.12	$31.20	$37.53	$40.96	$34.31
2020	$38.07	$13.78	$23.16	$29.86	$26.21
2019	$55.12	$49.53	$52.49	$53.67	$52.69
Global Rooms
2022	20,100	19,700	19,700	15,400	15,400
2021	48,500	45,500	44,000	40,700	40,700
2020	59,300	58,200	55,800	49,400	49,400
2019	66,800	65,200	63,400	60,800	60,800
U.S. Rooms
2022	5,300	4,800	4,800	300	300
2021	33,500	30,600	28,800	25,500	25,500
2020	42,900	41,800	38,100	34,700	34,700
2019	51,700	50,700	49,100	45,600	45,600
International Rooms
2022	14,800	14,900	14,900	15,100	15,100
2021	15,000	14,900	15,200	15,200	15,200
2020	16,400	16,400	17,700	14,700	14,700
2019	15,100	14,500	14,300	15,200	15,200

Table 6 (continued)
WYNDHAM HOTELS & RESORTS
HISTORICAL REVPAR AND ROOMS

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total System
Global RevPAR
2022	$34.06	$44.28	$49.17	$39.86	$41.88
2021	$24.90	$36.92	$45.80	$35.99	$35.95
2020	$27.68	$17.31	$29.23	$23.84	$24.51
2019	$36.21	$44.06	$46.94	$36.36	$40.92
U.S. RevPAR
2022	$42.11	$55.57	$59.15	$45.96	$50.72
2021	$30.62	$48.37	$57.73	$43.84	$45.19
2020	$33.45	$23.19	$36.31	$27.80	$30.20
2019	$40.56	$50.98	$53.79	$40.09	$46.39
International RevPAR
2022	$21.95	$27.46	$34.79	$31.44	$29.05
2021	$15.83	$18.84	$27.15	$23.99	$21.52
2020	$18.45	$7.96	$17.72	$17.37	$15.35
2019	$28.92	$32.47	$35.63	$30.29	$31.85
Global Rooms (a)
2022	813,300	818,900	836,000	842,500	842,500
2021	797,200	798,000	802,600	810,100	810,100
2020	828,300	812,900	804,000	795,900	795,900
2019	812,100	816,600	821,800	831,000	831,000
U.S. Rooms
2022	491,900	492,400	492,900	493,800	493,800
2021	486,000	484,800	486,800	490,600	490,600
2020	506,800	502,000	497,700	487,300	487,300
2019	506,600	508,300	509,200	510,200	510,200
International Rooms (a)
2022	321,400	326,500	343,100	348,700	348,700
2021	311,200	313,200	315,800	319,500	319,500
2020	321,500	310,900	306,300	308,600	308,600
2019	305,500	308,300	312,600	320,800	320,800

NOTE: Amounts may not foot due to rounding. Results reflect the reclassification of rooms from the Hotel Management segment to the Hotel Franchising segment related to the CorePoint Lodging asset sales, including approximately 19,000 rooms in first quarter 2022.
(a)    Includes 6,400 Vienna House rooms acquired in the third quarter of 2022.

Table 7
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions)

The tables below reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors’ understanding of the overall impact of such adjustments. We believe that adjusted EBITDA, adjusted net income and adjusted EPS financial measures provide useful information to investors about us and our financial condition and results of operations because these measures are used by our management team to evaluate our operating performance and make day-to-day operating decisions and adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. These measures also assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. These non-GAAP reconciliation tables should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Reconciliation of Net Income/(Loss) to Adjusted EBITDA:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2022
Net income	$106	$92	$101	$56	$355
Provision for income taxes	34	31	38	16	121
Depreciation and amortization	24	17	18	19	77
Interest expense, net	20	20	21	21	80
Early extinguishment of debt (a)	—	2	—	—	2
Stock-based compensation expense	8	9	8	8	33
Development advance notes amortization (b)	3	3	3	3	12
Gain on asset sale, net (c)	(36)	1	—	—	(35)
Separation-related (income)/expenses (d)	—	(1)	1	1	1
Foreign currency impact of highly inflationary countries (e)	—	1	1	2	4
Adjusted EBITDA	$159	$175	$191	$126	$650

2021
Net income	$24	$68	$103	$48	$244
Provision for income taxes	11	25	36	19	91
Depreciation and amortization	24	24	23	25	95
Interest expense, net	28	22	22	22	93
Early extinguishment of debt (a)	—	18	—	—	18
Stock-based compensation expense	5	8	7	8	28
Development advance notes amortization (b)	2	2	3	3	11
Impairments, net (f)	—	—	—	6	6
Separation-related expenses (d)	2	1	—	—	3
Foreign currency impact of highly inflationary countries (e)	1	—	—	—	1
Adjusted EBITDA	$97	$168	$194	$131	$590

2020
Net income/(loss)	$22	$(174)	$27	$(7)	$(132)
Provision for/(benefit from) income taxes	9	(48)	15	(2)	(26)
Depreciation and amortization	25	25	24	24	98
Interest expense, net	25	28	29	30	112
Stock-based compensation expense	4	5	5	5	19
Development advance notes amortization (b)	2	2	2	2	9
Impairments, net (f)	—	206	—	—	206
Restructuring costs (g)	13	16	—	5	34
Transaction-related expenses, net (h)	8	5	—	—	12
Separation-related expenses (d)	1	—	—	1	2
Foreign currency impact of highly inflationary countries (e)	—	—	1	—	2
Adjusted EBITDA	$109	$66	$103	$58	$336

Table 7 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2019
Net income	$21	$26	$45	$64	$157
Provision for income taxes	5	10	21	14	50
Depreciation and amortization	29	27	26	28	109
Interest expense, net	24	26	25	25	100
Stock-based compensation expense	3	4	4	4	15
Development advance notes amortization (b)	2	2	2	2	8
Impairment, net (i)	—	45	—	—	45
Contract termination costs (j)	—	9	34	(1)	42
Restructuring costs (k)	—	—	—	8	8
Transaction-related expenses, net (h)	7	11	12	10	40
Separation-related expenses (d)	21	1	—	—	22
Transaction-related item (l)	—	—	20	—	20
Foreign currency impact of highly inflationary countries (e)	1	—	3	1	5
Adjusted EBITDA	$113	$161	$192	$155	$621

NOTE: Amounts may not add due to rounding.
(a)    Amount in 2022 relates to non-cash charges associated with the Company’s extension of its revolving credit facility and the prepayment of $400 million of its term loan B. Amount in 2021 relates to the redemption premium and non-cash expenses associated with the early redemption of the Company's 5.375% senior unsecured notes.
(b)    Represents the non-cash amortization of development advance notes, which is now excluded from adjusted EBITDA to reflect how the Company's chief operating decision maker reviews operating performance.
(c)    Represents net gain on sale of the Company's owned hotel, the Wyndham Grand Bonnet Creek Resort. There was no gain or loss on sale of the Company's Wyndham Grand Rio Mar Resort as the proceeds received approximated adjusted net book value.
(d)    Represents costs associated with the Company's spin-off from Wyndham Worldwide.
(e)    Relates to the foreign currency impact from hyper-inflation, primarily in Argentina, which is reflected in operating expenses on the income statement.
(f)    2021 represents a non-cash charge to reduce the carrying values of the Company's owned hotels long-lived assets to their fair value in connection with the Company's Board approval of a plan to sell these assets in 2022. 2020 represents a non-cash charge to reduce the carrying values of certain intangible assets to their fair values principally attributable to higher discount rates primarily resulting from increased share price volatility, partially offset by $3 million of cash proceeds from a previously impaired asset.
(g)    Represents charges associated with restructuring initiatives implemented in response to the effects on travel demand as a result of COVID-19.
(h)    Primarily relates to integration costs incurred in connection with the Company's acquisition of La Quinta.
(i)    Represents a non-cash charge associated with the termination of certain hotel-management arrangements.
(j)    Represents costs associated with the termination of certain hotel-management arrangements.
(k)    Represents a charge related to enhancing the Company's organizational efficiency and rationalizing our operations.
(l)    Represents the one-time fee credit related to the Company's agreement with CorePoint Lodging, which is reflected as a reduction to hotel management revenues on the income statement.

Table 7 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions, except per share data)

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Diluted earnings per share	$0.63	$0.52	$3.91	$2.60

Net income	$56	$48	$355	$244

Adjustments:
Gain on asset sale, net (a)	—	—	(35)	—
Acquisition-related amortization expense (b)	6	11	31	38
Foreign currency impact of highly inflationary countries	2	—	4	1
Early extinguishment of debt (c)	—	—	2	18
Separation-related expenses	1	—	1	3
Impairments, net	—	6	—	6
Total adjustments before tax	9	17	3	66
Income tax provision/(benefit) (d)	1	1	(2)	13
Total adjustments after tax	8	16	5	53
Adjusted net income	$64	$64	$360	$297
Adjustments - EPS impact	0.09	0.17	0.05	0.56
Adjusted diluted EPS	$0.72	$0.69	$3.96	$3.16

Diluted weighted average shares outstanding	88.3	93.7	90.8	93.9

(a)    Represents net gain on sale of the Company's owned hotel, the Wyndham Grand Bonnet Creek Resort. There was no gain or loss on sale of the Company's Wyndham Grand Rio Mar Resort as the proceeds received approximated adjusted net book value.
(b)    Reflected in depreciation and amortization on the income statement.
(c)    Amount in 2022 relates to non-cash charges associated with the Company’s extension of its revolving credit facility and the prepayment of $400 million of its term loan B. Amount in 2021 relates to the redemption premium and non-cash expenses associated with the early redemption of the Company's 5.375% senior unsecured notes.
(d)    Reflects the estimated tax effects of the adjustments. Fourth quarter 2021 amount was reduced by $3 million primarily due to the lack of a tax benefit on the Company's non-cash impairment charge.

Table 8
WYNDHAM HOTELS & RESORTS
2023 OUTLOOK
As of February 15, 2023
(In millions, except per share data)

2023 Outlook
Fee-related and other revenues	$1,375 - 1,405
Adjusted EBITDA (a)	650 - 660
Depreciation and amortization expense (b)	48 - 50
Development advance notes amortization expense	13 - 15
Stock-based compensation expense	37 - 39
Interest expense, net	93 - 97
Adjusted income before income taxes	450 - 464
Income tax expense (c)	113 - 115
Adjusted net income	$337 - 349

Adjusted diluted EPS	$3.84 - 3.98

Diluted shares (d)	87.7

Marketing, reservation and loyalty funds (e)	Approx. $10

Capital expenditures	Approx. $35
Development advance notes	Approx. $60

Free cash flow conversion rate (f)	50% - 55%

Year-over-Year Growth
Global RevPAR (g)	4% - 6%
Number of rooms	2% - 4%

(a)    Year-over-year growth rates are not comparable due to the exit of the Company's select-service management business, the sale of its two owned hotels during 2022 and the variability in its marketing funds due to the recovery of the COVID support that the Company provided to its owners during 2020.
(b)    Excludes amortization of acquisition-related intangible assets of ~$27 million.
(c)    Outlook assumes an effective tax rate of approximately 25%.
(d)    Excludes the impact of any share repurchases after December 31, 2022.
(e)    Represents the recovery of $49 million COVID support that the Company provided to its owners during 2020. The Company recovered $38 million of the $49 million support during 2021 and 2022 combined.
(f)    Represents the percentage of adjusted EBITDA that is expected to produce free cash flow. Free cash flow plus capital expenditures equals net cash from operating activities.
(g)    Outlook represents global RevPAR growth of 6% - 8% compared to 2019.

In determining adjusted EBITDA, interest expense, net, adjusted income before income taxes, adjusted net income, adjusted diluted EPS and free cash flow conversion rate, we exclude certain items which are otherwise included in determining the comparable GAAP financial measures. We are providing these measures on a non-GAAP basis only because, without unreasonable efforts, we are unable to predict with reasonable certainty the occurrence or amount of all the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.

Table 9
WYNDHAM HOTELS & RESORTS
DEFINITIONS

Adjusted Net Income and Adjusted Diluted EPS: Represents net income/(loss) and diluted earnings/(loss) per share excluding acquisition-related amortization, impairment charges, restructuring and related charges, contract termination costs, transaction-related items (acquisition-, disposition-, or separation-related), (gain)/loss on asset sales and foreign currency impacts of highly inflationary countries. The Company calculates the income tax effect of the adjustments using an estimated effective tax rate applicable to each adjustment.
Adjusted EBITDA: Represents net income/(loss) excluding net interest expense, depreciation and amortization, early extinguishment of debt charges, impairment charges, restructuring and related charges, contract termination costs, transaction-related items (acquisition-, disposition-, or separation-related), (gain)/loss on asset sales, foreign currency impacts of highly inflationary countries, stock-based compensation expense, income taxes and development advance notes amortization. Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income/(loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company's definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
During the first quarter of 2021, the Company modified the definition of adjusted EBITDA to exclude the amortization of development advance notes to reflect how the Company's chief operating decision maker reviews operating performance beginning in 2021. The Company has applied the modified definition of adjusted EBITDA to all periods presented.
Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.
Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.
Constant Currency: Represents a comparison eliminating the effects of foreign exchange rate fluctuations between periods (foreign currency translation) and the impact caused by any foreign exchange related activities (i.e., hedges, balance sheet remeasurements and/or adjustments).
Free Cash Flow: See Table 3 for definition.
Net Debt Leverage Ratio: Calculated by dividing total debt less cash and cash equivalents by trailing twelve months adjusted EBITDA.
Number of Rooms: Represents the number of rooms at the end of the period which are (i) either under franchise and/or management agreements or Company-owned and (ii) properties under affiliation agreements for which we receive a fee for reservation and/or other services provided.
RevPAR: Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR.
Royalty Rate: Represents the average royalty rate earned on our franchised properties and is calculated by dividing total royalties, excluding the impact of amortization of development advance notes, by total room revenues.